EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION, AS AMENDED,
 of
INSMED INCORPORATED
TO DELETE THE SERIES OF PREFERRED STOCK
DESIGNATED AS
SERIES B CONDITIONAL CONVERTIBLE PREFERRED STOCK

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act

I.

The name of the corporation is Insmed Incorporated (the “Company”).

II.

Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, the Articles of Incorporation are hereby amended to delete in its entirety paragraph 10 of Article III of the Articles of Incorporation and all provisions thereof, which provisions were originally adopted by the Board of Directors to fix the preferences, limitations and rights of the series of shares of Preferred Stock designated therein as “Series B Conditional Convertible Preferred Stock” (none of which shares are outstanding as of the date hereof).

III.

The foregoing amendment was duly adopted by the Company’s Board of Directors on June 12, 2012.  No shareholder action was required.

Insmed Incorporated

Date: June 13, 2012

	By:	/s/ Kevin P. Tully
	Name:	Kevin P. Tully C.G.A.
	Title:	Executive Vice President & Chief Financial Officer